Exhibit 99.1

Fisher Communications Completes Sale of Fisher Plaza to Hines Global REIT

Announces Stock Repurchase Program of Up to $25 Million and Planned Redemption

of Remaining Outstanding Senior Notes

SEATTLE, WA – December 15, 2011 – Fisher Communications, Inc. (NASDAQ: FSCI), a leader in local media innovation, today announced that it has completed the sale of Fisher Plaza to Hines Global REIT, Inc. for $160 million in cash.

“We are pleased to have completed this transaction, which maximized the return of Fisher Plaza for our shareholders,” said Colleen B. Brown, President and Chief Executive Officer of Fisher Communications.

The closing of the transaction concludes a process that began in early 2008, when Fisher initiated a review of alternatives for Fisher Plaza. The process was suspended in November 2008 due to the then rapidly deteriorating financial market conditions. Fisher resumed its efforts in March 2011, which resulted in the agreement with Hines Global REIT.

As previously disclosed, Fisher will use a portion of the sale proceeds to redeem the remaining $61.8 million of its 8 5/8% Senior Notes.

The Company also announced that its Board of Directors has approved a stock repurchase program of up to an aggregate of $25 million of its outstanding shares of common stock. The repurchases will be made from time-to-time, at the Company’s discretion, on the open market at prevailing market prices or in negotiated transactions off the market.

“The Board’s decision to initiate a share repurchase program reflects our commitment to return value to our shareholders,” stated Ms. Brown. “As we look ahead, we will continue to evaluate other compelling opportunities that will deliver benefits to our investors.”

The repurchase program expires at the end of 2012, subject to periodic evaluation by the Board of Directors based on circumstances at the time. Fisher plans to conduct the program and retire the repurchased shares in a method that minimizes the likelihood that the ownership interest of any shareholder will increase through accretion to more than 30% of the Company’s outstanding common stock as a direct result of the repurchases. This is intended to ensure that all Fisher shareholders continue to have a voice in major Company decisions consistent with Fisher’s corporate charter and Washington law.

Moelis & Company and CenturyPacific, LLLP served as Fisher’s real estate advisors on the Fisher Plaza transaction.

About Fisher Communications, Inc.

Fisher Communications (FSCI) is an innovative local media company with television, radio, internet and mobile operations throughout the western United States. Fisher operates 18 television stations, which include network affiliations with ABC, CBS, FOX, Univision and CW that reach 3.5% of U.S. television households, and three radio stations targeting a full range of audience demographics. Fisher Interactive produces more than 120 local and hyper-local websites and delivers comprehensive multiplatform advertising solutions to local businesses. The Company is headquartered at Fisher Plaza in Seattle, WA. More information about Fisher Communications, Inc. is available at www.fsci.com.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “intends,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, the Company’s planned use of proceeds from the sale of Fisher Plaza and the execution of its stock repurchase program, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2010, which we have filed with the Securities and Exchange Commission.

Contacts:

Sard Verbinnen & Co

Ron Low or David Isaacs

(415) 618-8750